Exhibit  99.1

                         Tri City Bankshares Corporation
                        Quarterly Brochure Financial Data


INCOME STATEMENT (unaudited)
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                                    Twelve Months Ended         Three Months Ended
                                 -------------------------   -------------------------
                                  12/31/2008    12/31/2007    12/31/2008    12/31/2007
                                 -----------   -----------   -----------   -----------
Interest Income                  $43,451,436   $45,067,344   $10,617,501   $11,632,669
Interest Expense                   9,517,508    12,574,378     2,070,433     3,328,051
                                 -----------   -----------   -----------   -----------
Net Interest Income               33,933,928    32,492,966     8,547,068     8,304,618
Other Income                      12,885,068    11,264,942     3,202,652     2,928,539
Less: Other Operating Expenses    30,502,122    28,497,292     7,800,502     7,411,849
                                 -----------   -----------   -----------   -----------
Income Before Income Taxes        16,316,874    15,260,616     3,949,218     3,821,308
Provision for Income Taxes         5,292,500     5,284,000     1,328,000     1,307,500
                                 -----------   -----------   -----------   -----------
Net Income                       $11,024,374   $ 9,976,616   $ 2,621,218   $ 2,513,808
Net Income Per Common Share      $      1.24   $      1.13   $      0.30   $      0.29
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BALANCE SHEET (UNAUDITED) DECEMBER 31, 2008 AND 2007
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ASSETS                                        2008            2007         LIABILITIES & EQUITY              2008           2007
                                         ------------    ------------                                   ------------   ------------
Cash and Due from Banks                  $ 41,504,793    $ 60,079,747      Non Interest Bearing         $125,556,485   $137,384,198
Investment Securities                     106,650,798     110,550,652      Interest Bearing              552,121,677    528,419,582
                                                                                                        -------------  -------------
Federal Funds Sold                         11,457,040               -      Total Deposits                677,678,162    665,803,780
Total Loans                               599,646,083     586,278,465      Short Term Debt                 3,911,054     15,021,835
Allowance for Loan Losses                  (5,945,162)     (5,757,927)     Other Liabilities               2,407,462      2,434,058
                                         -------------   -------------                                  -------------  -------------
Net Loans                                 593,700,921     580,520,538      Total Liabilities             683,996,678    683,259,673
Bank Premises & Equipment                  21,104,762      20,053,314      Common Stock                    8,904,915      8,884,045
Cash surrender value of life insurance     11,047,591      11,622,695      Additional Paid-In Capital     26,543,470     26,160,505
Other Assets                                7,467,039       7,200,052      Retained Earnings              73,487,881     71,722,775
                                         -------------   -------------                                  -------------  -------------
                                                                           Total Stockholders' Equity    108,936,266     106,767,325
                                                                                                        -------------  -------------
Total Assets                             $792,932,944    $790,026,998      Total Liabilities & Equity   $792,932,944   $790,026,998
                                         =============   =============                                  =============  =============
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MANAGEMENT COMMENTS


The Corporation posted net income of $2,621,218 for the fourth quarter of 2008, an increase of $107,410 (4.3%) compared to the fourth quarter of 2007. Net interest income decreased $237,550 to $7.8 million primarily due to a $715,000 provision for loan losses in the fourth quarter of 2008, an increase of $480,000 compared to the fourth quarter of 2007. Earnings per share (EPS) increased $0.01 to $0.30 for the three months ending December 31, 2008 compared to 2007.

The Corporation posted net income of $11,024,374 for the twelve months ended December 31, 2008, an increase of $1.0 million (10.5%) compared to 2007. Earnings per share increased $0.11 to $1.24 for the twelve month period compared to the same period in 2007. The increase was partially attributable to non-recurring income due to a death benefit on bank owned life insurance and redemption of Visa stock in the first quarter. In a challenging year for financial institutions we are pleased to report EPS excluding these extra-ordinary events increased $0.03 for the twelve months ended December 31, 2008 compared to the same period in 2007.